Exhibit 99(a)(1)(C)

NOTICE OF WITHDRAWAL

NOTICE OF WITHDRAWAL OF TENDER REGARDING SHARES HELD IN

SIERRA INCOME CORPORATION

TENDERED PURSUANT TO THE OFFER TO PURCHASE

DATED MARCH 24, 2015

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT,

AND THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY

SIERRA INCOME CORPORATION, EITHER BY

HAND-DELIVERY OR MAIL, BEFORE 12:00 MIDNIGHT, EASTERN TIME,

ON APRIL 27, 2015, UNLESS THE OFFER IS EXTENDED.

COMPLETE THIS NOTICE OF WITHDRAWAL AND RETURN BY HAND DELIVERY OR MAIL TO:

YOU ARE RESPONSIBLE FOR CONFIRMING THAT THIS NOTICE OF WITHDRAWAL IS

RECEIVED BY SIERRA INCOME CORPORATION AT THE ADDRESS ABOVE.

Regular Mail

Investment Processing Department

c/o DST Systems, Inc.

P.O. Box 219731

Kansas City, MO 64121-9731

Overnight Mail

Investment Processing Department

c/o DST Systems, Inc.

430 W. 7th Street

Kansas City, MO 64105

SIERRA INCOME CORPORATION

NOTICE OF WITHDRAWAL PURSUANT TO THE OFFER TO PURCHASE DATED MARCH 24, 2015 LADIES AND GENTLEMEN: The undersigned hereby withdraws the tender of its Shares to Sierra Income Corporation (the “Company”) for purchase by the Company that previously was submitted by the undersigned in a Letter of Transmittal dated     , 201    . This tender was in the amount of:         Shares. The undersigned recognizes that upon the receipt on a timely basis of this Notice of Withdrawal of Tender, properly executed, the Shares previously tendered will not be purchased by the Company. For Individual Investors and Joint Tenants IMPORTANT: Signature of investor(s) or authorized person(s) should be exactly as appeared on subscription agreement Signature of Investor(s) Authorized Person(s) Name of Signatory (Please print): Title of Authorized Person (Please print): Signature of Investor(s) Authorized Person(s) Name of Signatory (Please print): Title of Authorized Person (Please print): For Other Investors Signature of Investor(s) Authorized Person(s) Name of Signatory (Please print): Title of Authorized Person (Please print):